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                                                                    Exhibit 99.1

[HUBBELL LOGO]       Date:          April 24, 2008        NEWS RELEASE

                     For Release:   IMMEDIATELY

--------------------------------------------------------------------------------
                                                          HUBBELL INCORPORATED
                                                          584 Derby-Milford Road
                                                          P. O. Box 549
                                                          Orange, CT  06477
                                                          203-799-4100

                      Contact: David G. Nord


                      HUBBELL REPORTS FIRST QUARTER RESULTS

         NET SALES $627.9 MILLION AND EARNINGS OF $.85 PER DILUTED SHARE


ORANGE, CT. (April 24, 2008) -- Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the first quarter ended March 31, 2008.

Net sales in the first quarter of 2008 were $627.9 million compared to $625.7 million reported in the first quarter of 2007. Net income in the first quarter 2008 was 16% higher at $48.4 million versus $41.7 million reported in 2007. Earnings per diluted share were $.85 or 23% above the $.69 reported in the first quarter last year.

Cash flow from operations was $32.4 million compared to $33.6 million in the first quarter of 2007 as higher earnings were more than offset by higher working capital requirements. Capital expenditures in the quarter were $11.9 million compared to $20.7 million last year. Also during the first quarter of 2008, the Company invested $103.2 million on acquisitions and repurchased 1.9 million shares of its common stock for $92.2 million.

                                   -continued-

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OPERATIONS REVIEW

Timothy H. Powers, Chairman, President, and Chief Executive Officer said "We are pleased with our first quarter results, particularly the continuing improvement in operating profit margin. Overall sales were relatively flat due to weakness in certain of our markets, particularly residential, that were offset by the benefit of recent acquisitions and selling price increases. Despite relatively flat sales, our strong first quarter profit performance reflects continued execution in three areas of focus: price realization, cost management, and productivity. Acquisitions completed in the fourth quarter of 2007 and first quarter of 2008 added three percentage points to net sales and were modestly accretive to earnings. Selling price increases were implemented to counter the rising cost of materials and resulted in incremental sales of approximately 1-2% compared to the first quarter of 2007. Despite a sharp increase in commodity costs during the first quarter; including steel, aluminum, copper and fuel costs, we were able to effectively manage the commodity cost price equation."

Mr. Powers noted "During the first quarter of 2008, the Company realigned its internal organization, combining the electrical products and industrial technology businesses into one operating segment. The combined operations are now referred to as the electrical products business and are part of the Electrical reporting segment. The Company's reportable segments now consist of the Electrical and Power reporting segments."

Mr. Powers added "The economic environment is consistent with our expectations. The U.S. economy is being negatively impacted by the credit and housing markets. For Hubbell's Electrical segment, strength continued in our international markets while U.S. non-residential construction and industrial maintenance and repair have experienced early signs of slowing. Our

                                   -continued-

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commercial and industrial ("C&I") lighting fixture business was weaker with the exception of fluorescent products. The residential market continued to decline as anticipated.

"Markets served by Hubbell's Power segment continue to be mixed; with growth in transmission products and international sales offset by slower demand for distribution voltage products sales that are being hampered by the residential market decline."

SEGMENT REVIEW

The comments and year-over-year percentages in this segment review are based on first quarter results in 2008 and 2007. The prior year figures have been restated to reflect the Company's realigned reporting segments.

Electrical segment net sales improved 2% year-over-year despite weaker residential markets due to the impact of an acquisition, selling price increases and favorable foreign currency translation. Sales of wiring products were flat compared to last year as favorable foreign currency translation was offset by lower unit volume. Sales of electrical products increased due to selling price increases, favorable foreign currency translation and strong demand for harsh and hazardous and high voltage instrumentation products. Lighting product sales decreased slightly due to lower residential volume largely offset by the acquisition of Kurt Versen, higher fluorescent product volume and selling price increases. Electrical segment operating profit increased 29% compared to the first quarter of 2007. Operating margins declined at wiring products primarily due to lower unit volume. Operating profit and margins rose at electrical products due to higher sales and a favorable product mix of higher margin harsh and hazardous products and strong

                                   -continued-

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performance from our high voltage businesses. Lighting product margins expanded due to selling price increases, the acquisition impact of Kurt Versen and productivity improvements partially offset by lower margins for the residential business due to lower volume.

Hubbell's Power segment reported 4% lower net sales compared to the first quarter of 2007 as the impact of the PCORE acquisition, which added approximately 5% to sales, was more than offset by lower year-over-year storm activity and modest demand for distribution products. However, orders strengthened as the quarter progressed and backlog has increased from year end. Operating profit and margins were higher despite lower sales due to productivity improvements including lower freight expenses, favorable product mix, selling price increases and the impact of the acquisition.

SUMMARY & OUTLOOK

Mr. Powers commented "Our plan for the full year 2008 is based on a slowing U.S. economy. Hubbell's largest served market, non-residential construction, is forecasted to remain modestly positive for the remainder of 2008 but credit concerns and inflationary cost pressure could have a negative impact. The utility market is expected to expand, with much of the growth in transmission spending while distribution spending is likely to be more modest. Hubbell sells primarily into the distribution market. The residential market is expected to decline at a rate comparable to 2007 and more rapidly than many had projected even three months ago."

Mr. Powers concluded "The first quarter profitability was in line with our expectations despite weaker market conditions. We've projected net sales growth in 2008 to be 4-6% primarily

                                   -continued-

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through selling price increases and the impact of acquisitions. The sales increase combined with our continued focus on price realization, cost management, and productivity is expected to result in a 100 basis point improvement in operating margin, resulting in earnings per diluted share in the range of $3.70-$3.90."

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company's reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as "improved", "leading", "improving", "continuing growth", "continued", "ranging", "contributing", "primarily", "plan", "expect", "anticipated," "expected", "expectations," "should result", "uncertain", "goals", "projected", "on track", "likely", and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and restructuring programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business

                                   -continued-

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conditions; competition; and other factors described in our Securities and
Exchange Commission filings, including the "Business" and "Risk Factors" Sections in the Annual Report on Form 10-K for the year ended December 31, 2007.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2007 revenues of $2.5 billion, Hubbell Incorporated operates manufacturing facilities in the U.S., Canada, Puerto Rico, Mexico, Italy, Switzerland, Brazil, Australia and the United Kingdom, participates in joint ventures in Taiwan and the People's Republic of China, and maintains sales offices in Singapore, Hong Kong, South Korea, the People's Republic of China, Mexico, and the Middle East. The corporate headquarters is located in Orange, CT.



                                    # # # # #

                       (Financial Schedules are Attached.)

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                              HUBBELL INCORPORATED
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                    THREE MONTHS ENDED MARCH 31
                                                   (UNAUDITED)       (UNAUDITED)
                                                       2008             2007
                                                   ------------      ----------
NET SALES                                          $      627.9      $    625.7
COST OF GOODS SOLD                                        440.5           452.7
SELLING & ADMINISTRATIVE EXPENSES                         112.1           109.1
                                                   ------------      ----------
OPERATING INCOME                                           75.3            63.9
     OPERATING INCOME AS A % OF NET SALES                  12.0%           10.2%
INTEREST EXPENSE, NET                                      (4.6)           (4.1)
OTHER EXPENSE, NET                                         (1.1)           (0.5)
                                                   ------------      ----------
INCOME BEFORE INCOME TAXES                                 69.6            59.3
PROVISION FOR INCOME TAXES                                 21.2            17.6
                                                   ------------      ----------
NET INCOME                                         $       48.4      $     41.7
                                                   ------------      ----------
EARNINGS PER SHARE:
   BASIC                                           $       0.86      $     0.70
   DILUTED                                         $       0.85      $     0.69
AVERAGE SHARES OUTSTANDING:
   BASIC                                                   56.4            59.7
   DILUTED                                                 57.0            60.4

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                              HUBBELL INCORPORATED
                               SEGMENT INFORMATION
                                  (IN MILLIONS)

                                                  THREE MONTHS ENDED MARCH 31
                                                 (UNAUDITED)       (UNAUDITED)
                                                    2008               2007
                                                 -----------       -----------
NET SALES
    ELECTRICAL                                   $     470.3       $     461.8
    POWER                                              157.6             163.9
                                                 -----------       -----------
        TOTAL NET SALES                          $     627.9       $     625.7
                                                 ===========       ===========
OPERATING INCOME
    ELECTRICAL                                   $      50.0       $      38.7
    POWER                                               25.3              25.2
                                                 -----------       -----------
        TOTAL OPERATING INCOME                   $      75.3       $      63.9
                                                 ===========       ===========
OPERATING INCOME AS A % OF NET SALES
    ELECTRICAL                                          10.6%              8.4%
    POWER                                               16.1%             15.4%
        TOTAL                                           12.0%             10.2%

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                              HUBBELL INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (IN MILLIONS)

                                              (UNAUDITED)
                                            MARCH 31, 2008    DECEMBER 31, 2007
                                         -----------------   ------------------
ASSETS
CASH AND CASH EQUIVALENTS                $           100.3   $             77.5
ACCOUNTS RECEIVABLE, NET                             371.0                332.4
INVENTORIES, NET                                     332.9                322.9
DEFERRED TAXES AND OTHER                              62.8                 55.2
                                         -----------------   ------------------
  TOTAL CURRENT ASSETS                               867.0                788.0
PROPERTY, PLANT AND EQUIPMENT, NET                   331.1                327.1
INVESTMENTS                                           34.5                 39.2
GOODWILL                                             532.8                466.6
INTANGIBLE ASSETS AND OTHER                          269.0                242.5
                                         -----------------   ------------------
  TOTAL ASSETS                           $         2,034.4   $          1,863.4
                                         =================   ==================
LIABILITIES AND SHAREHOLDERS' EQUITY

SHORT-TERM DEBT                          $           243.5   $             36.7
ACCOUNTS PAYABLE                                     166.4                154.0
ACCRUED SALARIES, WAGES AND
 EMPLOYEE BENEFITS                                    39.2                 58.6
DIVIDENDS PAYABLE                                     18.5                 19.2
ACCRUED INSURANCE                                     55.9                 46.7
OTHER ACCRUED LIABILITIES                            111.2                104.3
                                         -----------------   ------------------
  TOTAL CURRENT LIABILITIES                          634.7                419.5
LONG-TERM DEBT                                       199.5                199.4
OTHER NON-CURRENT LIABILITIES                        170.4                161.9
                                         -----------------   ------------------
  TOTAL LIABILITIES                                1,004.6                780.8
SHAREHOLDERS' EQUITY                               1,029.8              1,082.6
                                         -----------------   ------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                   $         2,034.4   $          1,863.4
                                         =================   ==================

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                              HUBBELL INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (IN MILLIONS)


                                                    THREE MONTHS ENDED MARCH 31
                                                    (UNAUDITED)     (UNAUDITED)
                                                       2008            2007
                                                 --------------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   NET INCOME                                    $         48.4     $      41.7
   DEPRECIATION AND AMORTIZATION                           15.1            14.9
   STOCK-BASED COMPENSATION EXPENSE                         2.6             2.6
   DEFERRED INCOME TAXES                                    1.0            (0.8)
   CHANGES IN WORKING CAPITAL                             (22.9)           (5.1)
   CONTRIBUTIONS TO DEFINED BENEFIT
    PENSION PLANS                                          (1.2)          (15.8)
   OTHER, NET                                             (10.6)           (3.9)
                                                 --------------     -----------
      NET CASH PROVIDED BY
       OPERATING ACTIVITIES                                32.4            33.6
                                                 --------------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES
   CAPITAL EXPENDITURES                                   (11.9)          (20.7)
   ACQUISITION OF BUSINESSES, NET
    OF CASH ACQUIRED                                     (103.2)           (2.8)
   NET CHANGE IN INVESTMENTS                                5.0            (0.3)
   OTHER, NET                                               1.2             1.0
                                                 --------------     -----------
      NET CASH USED IN
       INVESTING ACTIVITIES                              (108.9)          (22.8)
                                                 --------------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
   BORROWINGS/REPAYMENTS OF DEBT                          206.8            55.2
   PAYMENT OF DIVIDENDS                                   (19.1)          (19.9)
   ACQUISITION OF COMMON SHARES                           (92.2)          (31.5)
   PROCEEDS FROM EXERCISE OF
    STOCK OPTIONS                                           0.5             3.2
   OTHER, NET                                               0.2             1.2
                                                 --------------     -----------
      NET CASH PROVIDED BY
       FINANCING ACTIVITIES                                96.2             8.2
                                                 --------------     -----------
EFFECT OF FOREIGN EXCHANGE RATE
 CHANGES ON CASH AND CASH
  EQUIVALENTS                                               3.1             0.2
                                                 --------------     -----------
INCREASE IN CASH AND CASH EQUIVALENTS                      22.8            19.2
CASH AND CASH EQUIVALENTS
   BEGINNING OF PERIOD                                     77.5            45.3
                                                 --------------     -----------
   END OF PERIOD                                 $        100.3     $      64.5
                                                 ==============     ===========